Exhibit 99.1

UNIVERSAL INSURANCE HOLDINGS, INC. REPORTS

FIRST-QUARTER 2012 FINANCIAL RESULTS

Fort Lauderdale, Fla., May 9, 2012 - Universal Insurance Holdings, Inc. (the Company or Universal) (NYSE AMEX: UVE), a vertically integrated insurance holding company, reported net income of $9.9 million, or $0.24 per diluted share, for the first quarter of 2012, compared to net income of $13.9 million, or $0.34 per diluted share, for the same period in 2011.

First-Quarter 2012 Results

Net income and diluted earnings per share declined approximately $4.0 million, or $0.10, respectively, in the 2012 first quarter compared to the same period in the previous year. Notwithstanding the overall positive investment portfolio performance during the first quarter of 2012, the Company’s profitability decreased primarily as a result of lower investment portfolio results compared to the same period of 2011. For the first quarter of 2012, the Company’s investment portfolio performance increased income before income taxes by $1.8 million compared to $6.3 million for the first quarter of 2011.

Additionally, during the first quarter of 2012, the Company experienced higher general and administrative expenses due primarily to the adoption of new accounting guidance provided by the Financial Accounting Standards Board (FASB) related to the recognition of policy acquisition costs. The overall impact under the new guidance, which was adopted on January 1, 2012, was $2.7 million ($1.7 million after tax or $0.04 per diluted share). The $2.7 million pre-tax reduction in earnings during the three months ended March 31, 2012, includes an acceleration of capitalized costs existing as of December 31, 2011, which would have been amortized to earnings within a twelve-month period, and the immediate recognition of costs which otherwise would have been deferred, partially offset by a lesser amount of amortization expense due to the reduction in capitalized costs. The new FASB guidance does not result in incremental charges to earnings, but rather affects the timing of the recognition of those charges in the income statement.

Direct premiums written by Universal Property & Casualty Insurance Company (UPCIC) and American Platinum Property and Casualty Insurance Company (APPCIC), the Company’s wholly-owned insurance company subsidiaries, rose during the first quarter of 2012 compared to the same period of 2011. The premium rate increase of 14.9 percent statewide for UPCIC’s homeowners insurance program within the state of Florida announced in February 2011 continues to flow through UPCIC’s book of business. The effective dates for this rate increase were February 7, 2011, for new business and March 28, 2011, for renewal business. Additionally, a statewide premium rate increase announced in January 2012 for UPCIC’s homeowners and dwelling fire insurance programs within the state of Florida has begun to flow through UPCIC’s book of business. The premium rate increases, which average approximately

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UIH Q1 2012 Results

14.9 percent statewide for its homeowners program and 8.8 percent statewide for its dwelling fire program, were effective January 9, 2012, for new business and February 28, 2012, for renewal business.

At the end of the 2012 first quarter, the Company’s insurance company subsidiaries’ serviced approximately 584,000 homeowners and dwelling fire insurance policies compared to 593,000 at both December 31, 2011, and March 31, 2011. The modest decline in the number of policies written is primarily due to the rate increases that have taken affect, which has caused some attrition. Of the total policy count, UPCIC had approximately 16,500 policies totaling approximately $17.8 million of in-force premiums at March 31, 2012, in North Carolina, South Carolina, Hawaii and Georgia, combined.

Net premiums earned grew 1.3 percent in the first quarter of 2012 compared to the same quarter in 2011, primarily as a result of an increase in premium rates which became effective in February and March of 2011. The increase in net premiums earned is despite a reduction in the number of policies written generated by the Company’s insurance company subsidiaries’ agent network. The benefit from the rate increases was also partially offset by wind mitigation credits within the state of Florida and increased reinsurance costs.

First-quarter 2012 operating costs increased compared to the first quarter of last year, as general and administrative expenses increased $2.8 million, or 18.4 percent, due primarily to the adoption of new accounting guidance as discussed above. There were also increases in stock-based compensation of $614 thousand for the first quarter of 2012 compared to the same period in 2011, and the absence of non-recurring credits in the amount of $469 thousand from the recovery of Florida Insurance Guaranty Association (FIGA) assessments recorded during the first quarter of 2011. The effect of these changes was partially offset by a decrease in performance-based bonus accruals of $418 thousand and a decrease in legal fees related to corporate matters of $242 thousand.

Meanwhile, losses and loss adjustment expenses for the first quarter of 2012 were constant on a year-over-year basis. The loss and LAE ratio for the first quarter of 2012 was 53.8 percent compared to 54.5 percent for the same period in 2011, which reflects an increase in earned premiums.

At March 31, 2012, stockholders’ equity was $156.6 million compared to $150.0 million at December 31, 2011, and $150.1 million at March 31, 2011.

Investment Portfolio Update

As of March 31, 2012, the fair value of the Company’s investment securities was $100.8 million compared to $99.1 million at December 31, 2011. At March 31, 2012, 96.2 percent of the investment securities at fair value were in equity securities and 3.8 percent were in debt securities.

UIH Q1 2012 Results

Cash Dividends

On February 23, 2012, the Company announced that its board of directors declared a cash dividend of $0.10 per share on its common stock. The dividend was paid on April 6, 2012, to shareholders of record on March 28, 2012.

On April 23, 2012, the Company announced that its board of directors declared a cash dividend of $0.08 per share to be paid on July 9, 2012, to shareholders of record on June 26, 2012. At that time, the board further indicated that it expects to declare additional quarterly dividends in the same amount to shareholders of record in the third and fourth quarters of 2012. If declared and paid as intended, the annual dividend in 2012 would be $0.34 for each common share, which includes the $0.10 per share dividend paid on April 6, 2012.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc. is a vertically integrated insurance holding company which, through its subsidiaries, covers substantially all aspects of insurance underwriting, distribution, claims processing and exposure management. Universal Property & Casualty Insurance Company (UPCIC), a wholly owned subsidiary of the Company, is one of the three leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii and Georgia. American Platinum Property and Casualty Insurance Company (APPCIC), also a wholly owned subsidiary, currently writes homeowners multi-peril and inland marine insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011 and the Form 10-Q for the quarter ended March 31, 2012.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

UIH Q1 2012 Results

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
	2012	2011
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$190,003	$173,175
Ceded premiums written	(163,434)	(123,891)

Net premiums written	26,569	49,284
Decrease (increase) in net unearned premium	22,071	(1,280)

Premiums earned, net	48,640	48,004
Net investment (expense) income	(36)	257
Net realized (losses) gains on investments	(7,449)	3,652
Net unrealized gains on investments	9,187	2,588
Net foreign currency gains on investments	23	71
Commission revenue	4,541	4,180
Policy fees	3,901	4,173
Other revenue	1,440	1,408

Total premiums earned and other revenues	60,247	64,333

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	26,174	26,185
General and administrative expenses	17,844	15,072

Total operating costs and expenses	44,018	41,257

INCOME BEFORE INCOME TAXES	16,229	23,076

Income taxes, current	774	8,737
Income taxes, deferred	5,582	441

Income taxes, net	6,356	9,178

NET INCOME AND COMPREHENSIVE INCOME	$9,873	$13,898

Basic earnings per common share	$0.24	$0.35

Weighted average of common shares outstanding - Basic	39,388	39,388

Fully diluted earnings per common share	$0.24	$0.34

Weighted average of common shares outstanding - Diluted	40,544	40,838

Cash dividend declared per common share	$0.10	$0.10

UIH Q1 2012 Results

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	As of
	March 31,	December 31,
	2012	2011

ASSETS:
Cash and cash equivalents	$325,968	$229,685
Restricted cash and cash equivalents	48,178	78,312
Fixed maturities, at fair value	3,800	3,801
Equity securities, at fair value	96,996	95,345
Prepaid reinsurance premiums	276,365	243,095
Reinsurance recoverables	77,049	85,706
Reinsurance receivable, net	15,794	55,205
Premiums receivable, net	45,628	45,828
Receivable from securities sold	4,117	9,737
Other receivables	2,207	2,732
Property and equipment, net	8,441	7,116
Deferred policy acquisition costs, net	11,798	12,996
Income taxes recoverable	1,070	—
Deferred income taxes	17,409	22,991
Other assets	1,836	1,477

Total assets	$936,656	$894,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$172,300	$187,215
Unearned premiums	371,041	359,842
Advance premium	31,101	19,390
Accounts payable	5,064	4,314
Bank overdraft	28,690	25,485
Payable for securities purchased	8,017	1,067
Reinsurance payable	114,477	87,497
Income taxes payable	551	12,740
Dividends payable to shareholders	4,012	—
Other accrued expenses	23,506	24,780
Long-term debt	21,324	21,691

Total liabilities	780,083	744,021

STOCKHOLDERS’ EQUITY:
Cumulative convertible preferred stock, $.01 par value	1	1
Authorized shares—1,000
Issued shares—108
Outstanding shares—108
Minimum liquidation preference, $2.66 per share
Common stock, $.01 par value	411	411
Authorized shares—55,000
Issued shares—41,135 and 41,100
Outstanding shares—40,117 and 40,082
Treasury shares, at cost—1,018	(3,101)	(3,101)
Additional paid-in capital	37,497	36,536
Retained earnings	121,765	116,158

Total stockholders’ equity	156,573	150,005

Total liabilities and stockholders’ equity	$936,656	$894,026